                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-52736


PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 6, 2001


                                   PROSPECTUS


                         AVANT IMMUNOTHERAPEUTICS, INC.


                        2,127,113 Shares of Common Stock


        UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US" OR "OUR COMPANY" IN THIS PROSPECTUS SUPPLEMENT REFER TO AVANT IMMUNOTHERAPEUTICS, INC. (F/K/A T-CELL SCIENCES, INC.), A DELAWARE CORPORATION.

        This prospectus supplement updates the prospectus dated February 6, 2001 relating to the offer for sale of up to an aggregate of 2,127,113 shares of common stock, par value $.001 per share of AVANT Immunotherapeutics, Inc. (f/k/a T Cell Sciences, Inc.) to be sold by the selling stockholders identified in the prospectus, and any of their pledgees, donees, transferees or other successors in interest.

        We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Stockholders" to reflect the transfer of shares by various selling stockholders. Lines one, two, twenty, forty-two and sixty-nine of the table are replaced with the following information which is based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of May 15, 2001.


                            SHARES OF COMMON
                           STOCK BENEFICIALLY                                    SHARES OF COMMON STOCK OWNED
                               OWNED AS OF          SHARES OF COMMON                AFTER THE OFFERING(2)
  SELLING STOCKHOLDER         MAY 15, 2001        STOCK OFFERED HEREBY         NUMBER(1)              PERCENT(2)
A/W Company                      25,650                  25,650                    0                      0

Alafi Capital Company           520,384                 520,384                    0                      0

Brian Clevinger                  19,869                  19,869                    0                      0

Mary Anne Rudloff                10,737                  10,737                    0                      0

John Steuart                     29,328                  29,328                    0                      0

Brentmoor Investment LLC         14,519                  14,519                    0                      0

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(1)  Assumes that all shares of common stock hereby offered by the selling stockholders are sold.
(2)  Based on 57,359,979 shares of common stock outstanding as of May 15, 2001.


        This prospectus supplement is not complete without the prospectus dated February 6, 2001, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 25, 2001.